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                                                                    EXHIBIT 12.1

QWEST COMMUNICATIONS INTERNATIONAL INC.
CALCULATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
(AMOUNTS IN THOUSANDS, EXCEPT FOR RATIOS)
(UNAUDITED)

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                                           Three Months
                                          Ended March 31,                         Year Ended December 31,
                                    --------------------------   -----------------------------------------------------------
                                        1997       1996            1996        1995         1994        1993       1992
                                    --------------------------   -----------------------------------------------------------
Income (loss) before income taxes    $  (7,234)    $ (15,289)     $ (10,201)  $ (38,467)   $ (10,685)    $111,711   $ (8,562)
Add:
   Interest on debt, net of
    capitalized interest                   984         1,351          6,827       4,248          219        3,319      2,779
   Interest expense portion of
    rental expense                         429           370          1,666       1,548        1,049        1,168        825
   Amortization of financing costs          47            62            234          57            -            -          -
                                    --------------------------   -----------------------------------------------------------
Earnings available for fixed
 charges                             $  (5,774)    $ (13,506)     $  (1,474)  $ (32,614)   $  (9,417)    $116,198   $ (4,958)
                                    ==========================   ===========================================================
Fixed Charges:
   Interest on debt                  $   2,696     $   1,881      $   9,192   $   6,104    $     502     $  3,319   $  2,779
   Amortization of financing costs          47            62            234          57            -            -          -
   Interest expense portion of
    rental expense                         429           370          1,666       1,548        1,049        1,168        825
   Preferred stock dividend                  -             -              -           -            -       15,981      5,912
                                    --------------------------   -----------------------------------------------------------
Total fixed charges                  $   3,172     $   2,313      $  11,092   $   7,709    $   1,551     $ 20,468   $  9,516
                                    ==========================   ===========================================================
Ratio of earnings to fixed charges           -             -              -           -            -         5.68          -
Deficiency                           $  (8,946)    $ (15,819)     $ (12,566)  $ (40,323)   $ (10,968)    $      -   $(14,474)
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